MANAGMENT'S DISCUSSION AND ANALYSIS
        OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


OVERVIEW

The Company opened its first riverboat casino, the Alton Belle Casino, in Alton, Illinois, in September 1991. Subsequently, the Company opened the Argosy Casino in Riverside, Missouri, in June 1994; the Belle of Baton Rouge in Baton Rouge, Louisiana, in September 1994; and the Belle of Sioux City in Sioux City, Iowa, in October 1994. In addition, the Company, through its 57.5% equity interest in Indiana Gaming Company, L.P., opened a temporary casino in Lawrenceburg, Indiana, on December 10, 1996, and opened the permanent pavilion on December 10, 1997.

   The Company's results of operations for the year ended December 31, 1997, were adversely affected by increased competition at its Alton and Riverside properties and by a market decline in Baton Rouge. The Company expects the competitive environment in each of its markets to remain intense. These factors have resulted in the Company reporting decreased revenues at its Alton, Riverside and Baton Rouge properties in 1997. The Company believes that the competitive pressures in these markets will continue to adversely effect the operating revenues and profitability at these properties. In addition, the Company has made significant capital expenditures in developing the Lawrenceburg casino project. These competitive pressures on revenues and the increased interest expense associated with the issuance, in June 1996, of $235 million of First Mortgage Notes ("Mortgage Notes") will continue to adversely affect the Company's results of operations.

   The Company is in a net operating loss carryforward position at December 31, 1997, and, as such, the Company has not recorded any federal tax benefits on its 1997 operating losses due to the uncertainty of realization.

OPERATIONAL INFORMATION                                 YEARS ENDED DECEMBER 31,
--------------------------------------------------------------------------------
(IN THOUSANDS)                                1997           1996           1995
--------------------------------------------------------------------------------
CASINO REVENUES
Alton Belle Casino                        $ 61,877       $ 72,369       $ 81,413
Argosy Casino Riverside                     61,750         82,247         86,443
Belle of Baton Rouge Casino                 47,628         51,007         48,877
Belle of Sioux City Casino                  20,667         18,835         20,880
Argosy Casino Lawrenceburg                 127,908          3,930
Corporate
Other
                                          --------------------------------------
     Total                                $319,830       $228,388       $237,613
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
NET REVENUES

Alton Belle Casino                        $ 67,208       $ 77,933       $ 85,992
Argosy Casino Riverside                     66,548         88,473         94,058
Belle of Baton Rouge Casino                 50,436         53,420         49,805
Belle of Sioux City Casino                  21,672         19,887         21,994
Argosy Casino Lawrenceburg                 137,024          4,412
Corporate                                      816            337
Other                                          379            355            842
                                          --------------------------------------
     Total                                $344,083       $244,817       $252,691
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
INCOME (LOSS) FROM OPERATIONS(1)

Alton Belle Casino                        $  7,489       $ 12,240       $ 22,446
Argosy Casino Riverside(3)                   2,481          9,410         22,057
Belle of Baton Rouge Casino(4)              (4,146)         3,507          2,875
Belle of Sioux City Casino                     848            295          3,137
Argosy Casino Lawrenceburg                  25,625            334
Corporate                                  (11,432)       (14,207)       (14,161)
Other                                       (2,954)        (4,447)        (2,865)
                                          --------------------------------------
     Total(5)(6)                          $ 17,911       $  7,132       $ 33,489
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
EBITDA(1)(2)

Alton Belle Casino                        $ 11,944       $ 16,446       $ 26,734
Argosy Casino Riverside(3)                   8,428         16,134         29,452
Belle of Baton Rouge Casino(4)               1,322          9,151          8,305
Belle of Sioux City Casino                   1,861          1,141          3,610
Argosy Casino Lawrenceburg                  36,547            712
Corporate                                   (9,324)       (12,520)       (12,586)
Other                                          425         (1,516)        (1,576)
                                          --------------------------------------
     Total(5)(6)                          $ 51,203       $ 29,548       $ 53,939
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


(1) Income from operations and EBITDA are presented before consideration of any management fees paid to the Company, and in the case of the Belle of Sioux City and the Argosy Casino Lawrenceburg before the 30 percent and 42.5 percent minority interests, respectively.

(2) "EBITDA" is defined as earnings before interest, taxes, depreciation and amortization, and is presented before any management fees paid to Argosy. EBITDA should not be construed as an alternative to operating income or net income (as determined in accordance with generally accepted accounting principles) as an indicator of the Company's operating performance, or as an alternative to cash flows generated by operating, investing and financing activities (as determined in accordance with generally accepted accounting principles) as an indicator of cash flow or a measure of liquidity. EBITDA is presented solely as a supplemental disclosure because management believes that it is a widely used measure of operating performance in the gaming industry and for companies with a significant amount of depreciation and amortization. The Company has other significant uses of cash flows, including interest and capital expenditures, which are not reflected in EBITDA.

(3) Excludes $3,508 for the year ended December 31, 1996, related to lease termination costs in connection with assets formerly used at the Riverside temporary facility.

(4) Excludes operating expenses of $1,347 for the year ended December 31, 1996, related to referendum costs.

(5) Excludes preopening expenses of $11,528 for the year ended December 31, 1996, and $2,350 for the year ended December 31, 1995.

(6) Excludes severance expenses of $1,750 and a loss of $9,600 in connection with a writedown of assets held for sale for the year ended December 31, 1997, a charge of $1,500 in connection with the termination of a private placement for the year ended December 31, 1996, and $3,477 in connection with a cessation of the development of a downtown St. Louis riverboat casino site for the year ended December 31, 1995.

MANAGMENT'S DISCUSSION AND ANALYSIS
        OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - CONTINUED

YEAR ENDED DECEMBER 31, 1997, COMPARED TO YEAR ENDED DECEMBER 31, 1996

CASINO - Casino revenues for the year ended December 31, 1997, increased to $319.8 million from $228.4 million for the year ended December 31, 1996, due to the opening of the Lawrenceburg casino, which generated $127.9 million of casino revenues, offset by decreased revenues at three of the Company's other properties. Alton casino revenues decreased from $72.4 million to $61.9 million and Riverside casino revenues decreased from $82.2 million to $61.8 million due to the effects of increased competition. Baton Rouge casino revenues decreased from $51.0 million to $47.6 million due primarily to an overall decline in the Baton Rouge market.

   Casino expenses increased to $163.9 million for the year ended December 31, 1997, from $121.0 million for the year ended December 31, 1996, due primarily to the opening of the Lawrenceburg casino. Casino expenses decreased in Alton, Riverside and Baton Rouge in connection with the decline in revenues.

   ADMISSIONS - Admissions revenues (net of complimentary admissions) increased from $0.6 million in 1996 to $4.6 million in 1997 due to net admission fees in Lawrenceburg.

   FOOD, BEVERAGE AND OTHER - Food, beverage and other revenues increased $5.6 million to $34.8 million for the year ended December 31, 1997, due primarily to the opening of the Lawrenceburg casino. Food, beverage and other expenses increased from $23.8 million in 1996 to $30.0 million in 1997 due primarily to the opening of the Lawrenceburg casino.

   OTHER OPERATING EXPENSES - Other operating expenses increased $9.6 million to $28.7 million for the year ended December 31, 1997. This increase is due primarily to costs associated with operating the Lawrenceburg casino.

   SELLING, GENERAL AND ADMINISTRATIVE - Selling, general and administrative expenses increased $17.7 million to $69.7 million for the year ended December 31, 1997, due primarily to the opening of the Lawrenceburg casino. This increase occurred in spite of 1996 expenses of approximately $1.5 million related to the Company's response to a Marion County, Indiana, grand jury document subpoena and the related termination of a private placement of first mortgage notes.

   DEPRECIATION AND AMORTIZATION - Depreciation and amortization increased $10.9 million from $22.4 million for the year ended December 31, 1996, to $33.3 million for the year ended December 31, 1997. This increase is due primarily to additional assets associated with the Lawrenceburg casino.

   DEVELOPMENT AND PREOPENING COSTS - Development and preopening costs decreased from $12.4 million for the year ended December 31, 1996, to $0.6 million for the year ended December 31, 1997, due primarily to expenses related to developing the casino in Lawrenceburg, Indiana, in 1996.

   INTEREST EXPENSE - Net interest expense increased $10.6 million to $41.2 million for the year ended December 31, 1997. The increase is attributable to interest expense on borrowings on the Company's $235 million First Mortgage Notes which were issued in June 1996. This increase was offset somewhat by $8.4 million of capitalized interest in 1997, as opposed to $3.0 million in 1996.

   NET LOSS - Net loss increased from $24.8 million for the year ended December 31, 1996, to $40.2 million for the year ended December 31, 1997, primarily for the reasons discussed above. In addition, in 1997 the Company recorded pretax charges of $9.6 million relating to the write-down of assets held for sale and $1.8 million for severance expenses. In 1996 the Company recorded a pretax charge of $3.5 million related to lease termination costs in connection with assets formerly used at its temporary facility in Riverside. Also, the Company recorded an extraordinary loss of $0.9 million (net of tax) related to the write-off of deferred finance costs associated with extinguishment of its revolving secured line of credit in 1996. The Company is in a net operating loss position and, therefore, has not recorded any federal tax benefits against its losses for the year ended December 31, 1997.

YEAR ENDED DECEMBER 31, 1996, COMPARED TO YEAR ENDED DECEMBER 31, 1995

CASINO - Casino revenues for the year ended December 31, 1996, decreased to $228.4 million from $237.6 million for the year ended December 31, 1995. Alton casino revenues decreased from $81.4 million to $72.4 million due to severe weather conditions in January and February 1996 and the impact of increased competition. This decrease is also attributed to flooding in 1995, as Alton benefited when two competing riverboat casinos were temporarily closed in the St. Louis area. Riverside casino revenues decreased to $82.2 million from $86.4 million due to additional competition in the Kansas City market, which was partially offset by the opening of the Company's permanent land-based entertainment pavilion on January 15, 1996. Baton Rouge casino revenues increased $2.1 million from $48.9 million to $51.0 million. Sioux City casino revenues decreased $2.1 million to $18.8 million due to the effects of increased competition from two riverboat casinos which opened in January 1996 and from expanded operations at nearby Native American casinos. These decreases were partially offset by $3.9 million of casino revenues in Lawrenceburg.

   Casino expenses increased to $121.0 million for the year ended December 31, 1996, compared to $117.3 million for the year ended December 31, 1995, due primarily to $2.1 million of casino expenses in Lawrenceburg and $1.0 million of increased admission taxes in Riverside. In addition, admission taxes increased by $1.25 per passenger in Baton Rouge on October 1, 1996.

   ADMISSIONS - Admissions revenue (net of complimentary admissions) decreased from $8.0 million for the year ended December 31, 1995, to $0.6 million for the year ended December 31, 1996. This decrease is due to the Company's elimination of admission fees in January 1996 in Riverside in reaction to competitive pressures in the Kansas City market.

   FOOD, BEVERAGE AND OTHER - Food, beverage and other revenues increased $10.7 million to $29.2 million for the year ended December 31, 1996, primarily due to increased food, beverage and other sales at the expanded Riverside and Baton Rouge facilities. Riverside revenues increased from $5.2 million to $11.1 million, while Baton Rouge revenues increased from $4.9 million to $7.6 million. Food, beverage and other revenues remained stable with the year ended December 31, 1995, in Alton and Sioux City. Food, beverage and other net profit margin improved $4.1 million to $5.4 million for the year ended December 31, 1996, due primarily to improved operating efficiencies in the Company's food and beverage operations.

MANAGMENT'S DISCUSSION AND ANALYSIS
        OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - CONTINUED

   OTHER OPERATING EXPENSES - Other operating expenses increased $3.5 million to $19.1 million for the year ended December 31, 1996. This increase is primarily due to the opening of the permanent land-based entertainment pavilion at Riverside, the opening of the Catfish Town development atrium in Baton Rouge, the addition of expanded entertainment facilities in Sioux City, and the additional services required to operate during the severe weather conditions experienced in January and February 1996 at the Alton, Riverside and Sioux City casinos.

   SELLING, GENERAL AND ADMINISTRATIVE - Selling, general and administrative expenses increased from $47.5 million in 1995 to $52.0 million for the year ended December 31, 1996. Selling and marketing expenses increased $3.6 million due primarily to increases in advertising and promotional expenses necessitated by increased competition in Alton and Riverside, and for the opening of the Riverside permanent facility. Additionally, general and administrative expenses increased as the Company recorded a charge in 1996 of approximately $1.5 million for professional and other fees related to its response to a Marion County, Indiana, grand jury document subpoena and the related termination of a private placement of first mortgage notes. These increases were offset somewhat by the extinguishment of lease fees in connection with the temporary site in Riverside.

   DEPRECIATION AND AMORTIZATION - Depreciation and amortization increased $2.0 million from $20.4 million for the year ended December 31, 1995, to $22.4 million for the year ended December 31, 1996. This increase is primarily due to increased depreciation in Riverside in connection with the Company's land-based entertainment pavilion which opened on January 15, 1996, at an approximate cost of $45 million, and for increased depreciation at the Catfish Town development in Baton Rouge.

   DEVELOPMENT AND PREOPENING COSTS - Development and preopening costs increased from $3.4 million for the year ended December 31, 1995, to $12.4 million for the year ended December 31, 1996. The increase is due primarily to expenses related to developing the casino in Lawrenceburg, Indiana, which opened at its temporary site on December 10, 1996.

   INTEREST EXPENSE - Net interest expense increased from $14.3 million in 1995 to $30.6 million for the year ended December 31, 1996. The increase is attributable to interest expense on the increased borrowings under the $100 million line of credit, which was used to fund the Company's expansion and development program through June 5, 1996, and to interest expense related to the $235 million First Mortgage Notes issued June 5, 1996.

   NET INCOME (LOSS) - Net income decreased from $7.0 million for the year ended December 31, 1995, to a net loss of $24.8 million for the year ended 1996 primarily for the reasons discussed above. In addition, the Company recorded a pretax charge of $3.5 million related to lease termination costs in connection with assets formerly used at its temporary facility in Riverside. Further, the Company recorded an extraordinary loss of $0.9 million (net of tax) related to the writeoff of deferred finance costs associated with the early extinguishment of its line of credit in 1996 and a $1.3 million charge related to referendum costs in Baton Rouge. In 1995, the Company recorded a pretax charge of approximately $3.5 million primarily related to loans made pursuant to a lease option related to the development of a downtown St. Louis casino site.

LIQUIDITY AND CAPITAL RESOURCES

During 1997, the Company generated cash flows from operating activities of $31.6 million compared to using $7.5 million for 1996. The increase in cash flow is primarily attributed to the opening of the Lawrenceburg casino and the receipt of a $10.0 million income tax refund.

   During 1997, the Company used cash flows for investing activities of $72.6 million versus $179.8 million for 1996. The primary use of funds in 1997 was the investment in the construction of the Lawrenceburg facility. In 1996, the Company placed $94.3 million in a restricted fund to be used for the construction of the Lawrenceburg facility and used $97.4 million for capital expenditures, primarily at the Lawrenceburg facility.

   During 1997, the Company generated $62.0 million in cash flows from financing activities compared to generating $209.4 million of cash flows from financing activities for the same period in 1996. The primary sources of cash flows in 1997 were $46.6 million in loans from the Company's partner in Lawrenceburg and $25.0 million in proceeds from an equipment loan at the Lawrenceburg Partnership offset by payments on installment contracts and payments to partners. In 1996, the Company received proceeds from its issuance of $235 million of First Mortgage Notes and capital contributions and loans from its partner of $42.2 million, offset by the repayment of $90.0 million on its previous line of credit.

   As of December 31, 1997, the Company had approximately $59.4 million of cash and cash equivalents, including approximately $41.3 million held at the Indiana Partnership. Approximately $22.6 million of the cash held at the Indiana Partnership is expected to be used toward the completion of the Lawrenceburg project. In addition, the Company had $25.5 million of restricted cash, $12.4 million of which is in a disbursement account to be used to fund the Company's portion of the remaining Lawrenceburg construction costs, which cannot be used for any other purpose. In addition to the disbursement account, the Indiana Partnership has placed approximately $13.1 million in an escrow account representing unbilled construction costs of the permanent Lawrenceburg facility.

   On June 5, 1996, the Company issued $235 million of First Mortgage Notes which are due June 2004. Additionally, the Company has $115 million of Convertible Subordinated Notes outstanding which were issued in June 1994 and are due June 2001.

MANAGMENT'S DISCUSSION AND ANALYSIS
        OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - CONTINUED

   The Company has made a significant investment in property and equipment and plans to make significant additional investments at certain of its existing properties, particularly in Lawrenceburg, Indiana. The Company currently estimates that the total construction costs of the Lawrenceburg casino and entertainment project will approximate $225 million (excluding capitalized interest). This is a forward-looking statement that involves certain risks and uncertainties, and this amount is subject to numerous factors including weather and other construction risks. As of December 31, 1997, approximately $210 million has been contributed to the partnership for the project by all partners, including approximately $14 million in preopening costs. Of the remaining Lawrenceburg construction costs, approximately $22.5 million is expected to be funded through the remaining proceeds from equipment financing which was completed in 1997, and the balance will be funded by the Company from the disbursement account under provisions of the Partnership agreement, as Conseco has fulfilled its funding obligation as of December 31, 1997. The Company expects that the restricted cash on hand at December 31, 1997, together with the $22.5 million in remaining proceeds from the equipment financing, will be sufficient to complete the Lawrenceburg project.

   As a result of its June 1995 acquisition of Jazz, the Company is now the developer of the Catfish Town real estate project in Baton Rouge, Louisiana. The Company estimates that the completion of the Catfish Town project will cost an additional $2 million to $5 million (primarily tenant allowance) as of December 31, 1997. Further, if a Predecessor entity of the Company's status as an S-Corporation, which has been asserted as an issue by the IRS during an ongoing audit, is successfully challenged, the Company currently estimates that it would require up to approximately $13.9 million (excluding penalties) to fund the potential income tax liability.

   The Company believes that cash on hand will be sufficient to fund its current capital expenditure obligations, including the completion of the permanent Lawrenceburg casino development. The Company's ability to meet its operating and debt service requirements, however, is substantially dependent upon the success of the permanent Lawrenceburg casino. If the permanent Lawrenceburg casino fails to meet the Company's operating and cash flow expectations or if there are any other events that negatively impact its sources or uses of cash -- such as an overrun in the project costs at the permanent Lawrenceburg casino, a significant deterioration in the operating results of the Company's other properties, or an adverse IRS ruling -- the Company may be unable to meet future debt service payments without obtaining additional debt or equity financing or without the disposition of assets. No assurance can be given that the Company would be able to obtain such additional financing on suitable terms or sell assets on favorable terms, if required. In light of the foregoing, the Company has retained and has been working with financial advisory firms to consider various options with respect to the Company's capital structure, including possible debt and equity financing and asset dispositions. The disposal of assets could result in a significant charge to earnings.

YEAR 2000

The Company has determined that it will need to modify or replace significant portions of its software so that its computer systems will function properly with respect to dates in the Year 2000 and beyond. The Company also has initiated discussions with its significant suppliers, large customers and financial institutions to ensure that those parties have appropriate plans to remediate Year 2000 issues where their systems interface with the Company's systems or otherwise impact its operations. The Company is assessing the extent to which its operations are vulnerable should those organizations fail to properly remediate their computer systems.

   The Company's comprehensive Year 2000 initiative is being managed by a team of internal staff and outside consultants. The team's activities are designed to ensure that there is no adverse effect on the Company's core business operations and that transactions with customers, suppliers, and financial institutions are fully supported. While the Company believes its planning efforts are adequate to address its Year 2000 concerns, there can be no guarantee that the systems of other companies on which the Company's systems and operations rely will be converted on a timely basis and will not have a material effect on the Company. The cost of the Year 2000 initiatives is not expected to be material to the Company's results of operation or financial position.

CAUTIONARY STATEMENTS FOR PURPOSES OF THE "SAFE HARBOR"
PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

THIS REPORT CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. WHEN USED IN THIS DOCUMENT, THE WORDS "ANTICIPATE," "BELIEVE," "ESTIMATE" AND "EXPECT" AND SIMILAR EXPRESSIONS ARE GENERALLY INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED THAT ANY FORWARD-LOOKING STATEMENTS, INCLUDING THOSE REGARDING THE INTENT, BELIEF OR CURRENT EXPECTATIONS OF THE COMPANY OR ITS MANAGEMENT, ARE NOT GUARANTEES OF FUTURE PERFORMANCE AND INVOLVE RISKS AND UNCERTAINTIES, AND THAT ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE IN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF VARIOUS FACTORS INCLUDING, BUT NOT LIMITED TO, (i) GENERAL ECONOMIC CONDITIONS IN THE MARKETS IN WHICH THE COMPANY OPERATES, (ii) COMPETITIVE PRESSURES IN THE MARKETS IN WHICH THE COMPANY OPERATES, (iii) DELAYS OR COST-OVERRUNS WITH RESPECT TO THE LAWRENCEBURG CASINO WHICH COULD SIGNIFICANTLY IMPAIR THE ABILITY OF THE COMPANY TO MEET ITS DEBT SERVICE REQUIREMENTS, (iv) THE EFFECT OF FUTURE LEGISLATION OR REGULATORY CHANGES ON THE COMPANY'S OPERATIONS, AND (v) OTHER RISKS DETAILED FROM TIME TO TIME IN THE COMPANY'S SECURITIES AND EXCHANGE COMMISSION FILINGS. THE COMPANY DOES NOT INTEND TO UPDATE THESE FORWARD-LOOKING STATEMENTS.

CONSOLIDATED BALANCE SHEETS                                                   DECEMBER 31,
------------------------------------------------------------------------------------------
(in thousands, except share and per share data)                        1997           1996
------------------------------------------------------------------------------------------
ASSETS

CURRENT ASSETS:
Cash and cash equivalents                                          $ 59,354       $ 38,284
Accounts receivable, net of allowance for doubtful
     accounts of $1,624 and $1,271, respectively                      2,139          1,918
Income taxes receivable                                               1,176         11,111
Deferred income taxes                                                 2,011
Other current assets                                                  5,303          7,528
                                                                   -----------------------
     Total current assets                                            69,983         58,841
                                                                   -----------------------

Net property and equipment                                          390,343        314,480
                                                                   -----------------------

OTHER ASSETS:
Restricted cash and cash equivalents                                 25,545         84,551
Deferred finance costs, net of accumulated
     amortization of  $4,312 and $2,386, respectively                10,809         12,096
Goodwill and other intangible assets, net of accumulated
     amortization of $3,614 and $1,579, respectively                 54,689         56,116
Other                                                                 8,487          4,444
                                                                   -----------------------
     Total other assets                                              99,530        157,207
                                                                   -----------------------
TOTAL ASSETS                                                       $559,856       $530,528
------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                                                                              DECEMBER 31,
------------------------------------------------------------------------------------------
(in thousands, except share and per share data)                        1997           1996
------------------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable                                                   $ 12,570       $ 15,293
Accrued payroll and related expenses                                  8,912          6,772
Other accrued liabilities                                            17,052         10,628
Installment contracts payable                                         3,288          3,346
Accrued interest                                                      9,246          6,027
Current portion of long-term obligations                              4,583          5,169
Current maturities of long-term debt                                 13,348          2,900
                                                                   -----------------------
     Total current liabilities                                       68,999         50,135
                                                                   -----------------------

Long-term debt                                                      436,442        377,308
Deferred income taxes                                                 1,947            689
Other long-term obligations                                           2,186         15,171
Minority interests in equity of consolidated subsidiaries            17,619         14,524
Commitments and contingent liabilities (Note 16)

STOCKHOLDERS' EQUITY:
Common stock, $.01 par; 60,000,000 shares
     authorized; 24,498,333 shares issued and
     outstanding in 1997 and 24,333,333 shares
     issued and outstanding in 1996                                     245            243
Capital in excess of par                                             72,038         71,865
Retained (deficit) earnings                                         (39,620)           593
                                                                   -----------------------
     Total stockholders' equity                                      32,663         72,701
                                                                   -----------------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                         $559,856       $530,528
------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

CONSOLIDATED STATEMENTS OF OPERATIONS                                            YEARS ENDED DECEMBER 31,
---------------------------------------------------------------------------------------------------------
(in thousands, except share and per share data)                        1997           1996           1995
---------------------------------------------------------------------------------------------------------
REVENUES:
Casino                                                           $  319,830    $   228,388    $   237,613
Admissions                                                           16,809          2,759         15,300
Food, beverage and other                                             34,836         29,212         18,537
                                                                 ----------------------------------------
                                                                    371,475        260,359        271,450
Less promotional allowances                                         (27,392)       (15,542)       (18,759)
                                                                 ----------------------------------------
Net revenues                                                        344,083        244,817        252,691
                                                                 ----------------------------------------

COSTS AND EXPENSES:
Casino                                                              163,935        121,004        117,284
Food, beverage and other                                             29,962         23,769         17,242
Other operating expenses                                             28,695         19,111         15,616
Selling, general and administrative                                  69,725         52,048         47,549
Depreciation and amortization                                        33,292         22,416         20,450
Development and preopening costs                                        594         12,365          3,411
Notes receivable writeoff                                                                           3,477
Lease termination costs                                                              3,508
Referendum expenses                                                                  1,347
Severance expenses                                                    1,750
Writedown of assets held for sale                                     9,600
                                                                 ----------------------------------------
                                                                    337,553        255,568        225,029
                                                                 ----------------------------------------

Income (Loss) from operations                                         6,530        (10,751)        27,662
                                                                 ----------------------------------------

OTHER INCOME (EXPENSE):
Interest income                                                       5,937          4,235            436
Interest expense                                                    (47,116)       (34,842)       (14,708)
                                                                 ----------------------------------------
                                                                    (41,179)       (30,607)       (14,272)
                                                                 ----------------------------------------
(Loss) Income before minority interests, income taxes
     and extraordinary item                                         (34,649)       (41,358)        13,390
Minority interests                                                   (6,916)         4,879            526
Income tax benefit (expense)                                          1,352         12,530         (6,963)
                                                                 ----------------------------------------
Net (loss) income before extraordinary item                         (40,213)       (23,949)         6,953

Extraordinary loss on extinguishment of debt
     (net of income tax benefit of $594)                                              (890)
                                                                 ----------------------------------------
Net (loss) income                                                $  (40,213)   $   (24,839)   $     6,953
---------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------

BASIC AND DILUTED (LOSS) INCOME PER SHARE

(Loss) Income before extraordinary item per share                $    (1.65)   $     (0.98)   $      0.29
Extraordinary loss on extinguishment of debt per
     share (net of income tax benefit of $0.02)                                      (0.04)
                                                                 ----------------------------------------
(Loss) Income per share                                          $    (1.65)   $     (1.02)   $      0.29
                                                                 ----------------------------------------
Average shares outstanding                                       24,333,333     24,333,333     24,333,333
---------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

CONSOLIDATED STATEMENTS OF CASH FLOWS                                            YEARS ENDED DECEMBER 31,
---------------------------------------------------------------------------------------------------------
(in thousands, except share and per share data)                        1997           1996           1995
---------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income                                                  $(40,213)      $(24,839)      $  6,953
Adjustments to reconcile net (loss) income to
  net cash provided by (used in) operating activities:
     Depreciation                                                    31,250         21,501         19,593
     Amortization                                                     3,968          2,660          2,287
     Deferred income taxes                                             (753)        (3,538)         4,723
     Notes receivable writeoff                                                                      3,477
     Compensation expense recognized on issuance of stock               175
     Gain on sale of assets                                                           (153)
     Minority interests                                               6,916         (4,879)          (526)
     Lease termination costs                                                         1,941
     Extraordinary item                                                                890
     Writedown of assets held for sale                                9,600
     Changes in operating assets and liabilities (net of the
       effects of the purchase of Jazz Enterprises, Inc. in 1995):
          Accounts receivable                                          (221)         1,279           (289)
          Other current assets                                        3,218         (2,803)          (699)
          Deposits                                                     (161)           770
          Accounts payable                                           (2,723)         3,011         12,058
          Accrued liabilities                                        10,637          5,614          2,810
          Income taxes receivable                                     9,935         (8,914)          (823)
                                                                   --------------------------------------
          Net cash provided by (used in) operating activities        31,628         (7,460)        49,564
                                                                   --------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
     Sales of marketable securities                                                  1,952            548
     Purchases of marketable securities                                               (126)
     Proceeds from sales of property and equipment                                     153
     Long-term obligations                                          (13,586)
     Increase in notes receivable                                                                  (5,178)
     Purchases of property and equipment                           (117,444)       (97,409)       (71,854)
     Goodwill                                                                                      (9,388)
     Other long-term assets                                            (543)           171           (772)
     Restricted cash held by trustees                                59,006        (84,551)
                                                                   --------------------------------------
          Net cash used in investing activities                     (72,567)      (179,810)       (86,644)
                                                                   --------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES:
     Proceeds from issuance of long-term debt                        25,000        235,000
     Proceeds from line of credit                                                   44,500         49,500
     Repayment of line of credit                                                   (90,000)        (4,000)
     Payments on installment contracts                               (4,211)        (2,991)        (6,268)
     Payments on long-term debt                                        (115)        (2,191)          (186)
     Increase in deferred finance costs                                (638)        (9,716)        (2,441)
     Proceeds from partner loans                                     46,648         23,197
     Repayment of partner loans                                      (2,710)
     Capital contributions from partner                                             19,044          1,718
     Partnership equity distributions                                (1,514)
     Payment of preferred equity return to partner                   (1,163)
     Other                                                              712         (7,448)        (3,375)
                                                                   --------------------------------------
          Net cash provided from financing activities                62,009        209,395         34,948
                                                                   --------------------------------------
Net increase (decrease) in cash and cash equivalents                 21,070         22,125         (2,132)
Cash and cash equivalents, beginning of year                         38,284         16,159         18,291
                                                                   --------------------------------------
Cash and cash equivalents, end of year                             $ 59,354       $ 38,284       $ 16,159
---------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                                                                                                 RETAINED          TOTAL
CONSOLIDATED STATEMENTS                                              COMMON     CAPITAL IN       EARNINGS  STOCKHOLDERS'
    OF STOCKHOLDERS' EQUITY                           SHARES          STOCK  EXCESS OF PAR       (DEFICIT)        EQUITY
------------------------------------------------------------------------------------------------------------------------
(in thousands, except share and per share data)
------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1994                        24,333,333           $243        $71,865       $ 18,479        $90,587
     Net income                                                                                     6,953          6,953
                                                  ----------------------------------------------------------------------
Balance, December 31, 1995                        24,333,333            243         71,865         25,432         97,540
     Net loss                                                                                     (24,839)       (24,839)
                                                  ----------------------------------------------------------------------
Balance, December 31, 1996                        24,333,333            243         71,865            593         72,701
     RESTRICTED STOCK ISSUED                         165,000              2            173                           175
     NET LOSS                                                                                     (40,213)       (40,213)
                                                  ----------------------------------------------------------------------
BALANCE, DECEMBER 31, 1997                        24,498,333           $245        $72,038       $(39,620)       $32,663
------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
  (in thousands, except share and per share data)


1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


BASIS OF PRESENTATION

Argosy Gaming Company (collectively with its subsidiaries, "Argosy" or "Company") is engaged in the business of providing casino style gaming and related entertainment to the public and, through its subsidiaries, operates riverboat casinos in Alton, Illinois; Lawrenceburg, Indiana; Riverside, Missouri; Baton Rouge, Louisiana; and Sioux City, Iowa. Indiana Gaming Company, L.P., ("Indiana Partnership") a limited partnership in which the Company is general partner and holds a 57.5% partnership interest, opened a riverboat casino and related entertainment and support facilities at a temporary site in Lawrenceburg, Indiana, on December 10, 1996. The Partnership opened its permanent pavilion on December 10, 1997.

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. The consolidated financial statements include the accounts of Argosy and its controlled subsidiaries and partnerships. All significant intercompany transactions have been eliminated. Under certain conditions, subsidiaries are required to obtain approval from state gaming authorities before making distributions to Argosy.

   Certain 1996 and 1995 amounts have been reclassified to conform to the 1997 presentation.

   CASH AND CASH EQUIVALENTS - The Company considers cash and all highly liquid investments with an original maturity of three months or less to be cash equivalents.

   PROPERTY AND EQUIPMENT - Property and equipment are recorded at cost. Leasehold improvements are amortized over the life of the respective lease. Depreciation is computed on the straight-line method over the following estimated useful lives:

Buildings and shore improvements                                 5 to 31 years

Riverboats, docks and improvements                               5 to 20 years

Furniture, fixtures and equipment                                5 to 10 years

   DEFERRED FINANCE COSTS - Deferred finance costs are amortized over the life of the respective loans using the effective interest method.

   GOODWILL AND OTHER INTANGIBLE ASSETS - Goodwill represents the cost in excess of fair value of net assets acquired, and is amortized over 40 years. Other intangible assets, primarily payments to cities, are amortized over the lives of the respective leases or development agreements including extensions.

   CASINO REVENUES AND PROMOTIONAL ALLOWANCES -- The Company recognizes as casino revenues the net win from gaming activities, which is the difference between gaming wins and losses. The retail value of admissions, food, beverage and other items, which were provided to customers without charge, has been included in revenues, and a corresponding amount has been deducted as promotional allowances. The estimated direct cost of providing promotional allowances has been included in costs and expenses as follows:

                                              YEARS ENDED DECEMBER 31,
----------------------------------------------------------------------
                                    1997           1996           1995
----------------------------------------------------------------------
Admissions                        $6,935          $ 505         $4,601
Food, beverage and other           7,626          4,054          2,989
----------------------------------------------------------------------

   ADMISSIONS REVENUE -- Admissions revenue is recognized at the time the related service is performed.

   ADVERTISING COSTS -- The Company expenses advertising costs as incurred. Advertising expense was $12,475, $9,192 and $7,908 in 1997, 1996 and 1995,
respectively.

   DEVELOPMENT AND PREOPENING COSTS -- Development costs incurred in an effort to identify and develop new gaming locations are expensed as incurred, as there can be no assurance that such costs, if capitalized, would be realizable. Preopening costs are expensed as incurred.

   EARNINGS PER SHARE -- The Company adopted the provisions of Statement of Financial Accounting Standards No. 128 ("SFAS 128") "Earnings Per Share" in 1997. This adoption had no impact on basic or diluted earnings per share in 1997, 1996 or 1995. Because the Company is in a loss position, its restricted common stock and stock options outstanding are anti-dilutive.


2 PROPERTY AND EQUIPMENT

Property and equipment consists of the following:

                                                            DECEMBER 31,
------------------------------------------------------------------------
                                                      1997          1996
------------------------------------------------------------------------
Land                                             $ 38,890       $ 40,094
Buildings, leasehold and shore improvements       189,058         92,686
Riverboats, docks and improvements                149,318        122,930
Furniture, fixtures and equipment                  78,168         66,551
Construction in progress                            6,695         39,283
                                                  ----------------------
                                                  462,129        361,544

Less accumulated depreciation and amortization    (71,786)       (47,064)
                                                  ----------------------
Net property and equipment                       $390,343       $314,480
------------------------------------------------------------------------
------------------------------------------------------------------------

3 ASSETS HELD FOR SALE

The Company recorded a charge of $9,600 to adjust the carrying value of certain assets held for sale to their estimated fair value in 1997. These assets include the original riverboat casino the Company utilized in Alton, Illinois, from September 1991 until May 1993 and a barge utilized as a temporary landing facility in Lawrenceburg, Indiana, until December 10, 1997. The estimated fair value of the assets was determined through discussions with a broker and comparison to other riverboats and barges currently available for sale.

   The adjusted carrying value of the boat and barge of approximately $4,300 is included in other assets in the accompanying balance sheet at December 31, 1997.


4 LONG-TERM DEBT

Long-term debt consists of the following:

                                                                                             DECEMBER 31,
---------------------------------------------------------------------------------------------------------
                                                                                      1997           1996
---------------------------------------------------------------------------------------------------------
First mortgage notes due June 1, 2004, interest payable semi-annually at 13 1/4%  $235,000       $235,000
Convertible subordinated notes due June 1, 2001, convertible into
     common stock at $17.70 per share, interest payable semi-annually at 12%       115,000        115,000
Notes payable, principal and interest payments due quarterly through
     September 2015, discounted at 10.5%                                             7,656          7,011
Notes payable, principal and interest payments due monthly through
     December 2001, interest payable at prime + 1%
     (9.5% at December 31, 1997), secured by gaming
     vessel and certain equipment                                                   25,000
Loans from partner, principal due in equal annual installments through 2004, interest payable at prime + 6%
     (14.5% at December 31, 1997)                                                   67,134         23,197
                                                                                  -----------------------
                                                                                   449,790        380,208
Less:  current maturities                                                           13,348          2,900
                                                                                  -----------------------
Long-term debt, less current maturities                                           $436,442       $377,308
---------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------


        On June 5, 1996 the Company issued $235,000 of First Mortgage Notes due
2004      ("Mortgage Notes"). The Mortgage Notes are senior obligations of the
Company secured by substantially all of its assets, except the assets of the Indiana Partnership.

   The Mortgage Notes contain certain restrictions on the payment of dividends on the Company's common stock and the occurrence of additional indebtedness, as well as other covenants customary in senior secured financings. Under terms of the indenture governing the Mortgage Notes, Argosy is required to make offers to purchase notes, at 101, at an amount equal to 50% of the proceeds from certain distributions, above specified levels, received from the Indiana Partnership. In addition, $94,300 of the proceeds of the Mortgage Notes were initially placed in a disbursement account which can only be used to fund the Company's obligations for the construction of the Lawrenceburg project. Approximately $12,431 of this amount remains and is included in restricted cash and cash equivalents at December 31, 1997.

   The Company used a portion of the proceeds from the issuance of the Mortgage Notes to repay and terminate its senior secured line of credit ("Line of Credit"). In connection with this early termination of the Line of Credit, the Company expensed approximately $1,484 of deferred finance costs ($890 net of tax).

   The convertible subordinated notes ("Notes") are convertible into common stock at any time and may be redeemed by the Company in whole or in part, at specified percentages of principal plus accrued and unpaid interest to the date of redemption. The Notes are subordinated to prior payment in full of all senior indebtedness as defined, including such indebtedness incurred in the future.

   Interest expense for the years ended December 31, 1997, 1996 and 1995 was $47,116 (net of $8,391 capitalized), $34,842 (net of $3,033 capitalized) and $14,708 (net of $3,203 capitalized), respectively.

   Maturities of long-term debt at December 31, 1997, are as follows:

1998                    $ 13,348
1999                      13,726
2000                      14,136
2001                     139,464
2002                      10,334
Thereafter               258,782

OTHER LONG-TERM OBLIGATIONS

Included in other long-term obligations is approximately $6,583 representing the remaining grants and infrastructure payments due from the Indiana Partnership under terms of a development agreement with the City of Lawrenceburg.

6 INCOME TAXES

Income tax benefit (expense) for the years ended December 31, 1997, 1996 and 1995 consists of the following:


                                                                   YEARS ENDED DECEMBER 31,
-------------------------------------------------------------------------------------------
                                                        1997           1996            1995
-------------------------------------------------------------------------------------------
CURRENT:
     Federal                                          $             $ 7,877        $(1,522)
     State                                               866          1,117           (760)
                                                      -------------------------------------
                                                         866          8,994         (2,282)
                                                      -------------------------------------
DEFERRED:
     Federal                                                          2,521         (4,003)
     State                                               486          1,015           (678)
                                                      -------------------------------------
                                                         486          3,536         (4,681)
                                                      -------------------------------------
Income tax benefit (expense)                          $1,352        $12,530        $(6,963)
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------


   The provision for income taxes for the years ended December 31, 1997, 1996 and 1995 differs from that computed at the federal statutory corporate tax rate as follows:

                                                                  YEARS ENDED DECEMBER 31,
------------------------------------------------------------------------------------------
                                                        1997           1996           1995
------------------------------------------------------------------------------------------
Federal statutory rate                                 (35.0)%        (35.0)%         35.0%
State income taxes, net of federal benefit              (2.6)          (2.5)           6.8
Valuation allowance                                     38.7
Prior year taxes                                                                       4.4
Goodwill amortization                                    0.4            0.5            0.9
Minority interest                                       (6.7)           4.6            2.6
Other, net                                               1.3            2.1            2.3
                                                        ----------------------------------
                                                        (3.9)%        (30.3)%         52.0%
------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------


   The tax effects of significant temporary differences representing deferred tax assets and liabilities at December 31, 1997 and 1996 are as follows:


                                                               DECEMBER 31,
---------------------------------------------------------------------------
                                                        1997           1996
---------------------------------------------------------------------------
Basis of assets held for sale                       $  3,727       $
Depreciation                                         (13,392)       (11,605)
Preopening                                             4,755          5,766
Benefit of net operating loss carryforward            17,986          6,464
Other, net                                             1,320           (390)
                                                    -----------------------
                                                      14,396            235
Valuation allowance                                  (14,332)          (924)
                                                    -----------------------
Net deferred tax asset (liability)                  $     64       $   (689)
---------------------------------------------------------------------------
---------------------------------------------------------------------------

   The valuation allowance relates to deferred tax assets established under SFAS 109 for net operating loss carryforwards of approximately $46,600. These loss carryforwards, which will expire through 2012, will be carried forward to future years for possible utilization.

7 SUPPLEMENTAL CASH FLOW INFORMATION

The Company acquired equipment in the amounts of $4,154, $5,191 and $1,681 in 1997, 1996 and 1995, respectively, which was financed through installment contracts.

   The Company paid $51,185, $33,302 and $16,052 for interest, and $143, $332 and $3,105 for income taxes in 1997, 1996 and 1995, respectively.


8 LEASES

Future minimum lease payments for operating leases with initial terms in excess of one year as of December 31, 1997, are as follows:

                                                     YEARS ENDING DECEMBER 31,
------------------------------------------------------------------------------
1998                                                                   $ 1,547
1999                                                                     1,054
2000                                                                       748
2001                                                                       573
2002                                                                       202
Thereafter                                                              14,942

   Rent expense for the years ended December 31, 1997, 1996 and 1995 was $7,205, $6,204 and $4,947, respectively.


9 STOCK OPTION PLANS

The Company adopted the Argosy Gaming Company Stock Option Plan, as amended, ("Stock Option Plan"), which provides for the grant of non-qualified stock options for up to 2,500,000 shares of common stock to key employees of the Company. These options expire 10 years after their respective grant dates and become exercisable over a specified vesting period. At December 31, 1997, options for 624,909 shares are exercisable under the Stock Option Plan. The weighted average life of outstanding options at December 31, 1997, is approximately five years.

   The Company also has adopted the Argosy Gaming Company 1993 Directors Stock Option Plan ("Directors Option Plan"), which provides for a total of 50,000 shares of common stock to be authorized and reserved for issuance. The Directors Option Plan provides for the grant of non-qualified stock options at fair market value to non-employee directors of the Company as of the date such individuals become directors of the Company. These options expire five years after their respective grant dates and become exercisable over a specified vesting period. At December 31, 1997, options for 21,000 shares are exercisable under the Directors Option Plan.

   On November 7, 1997 ("Grant Date"), the Company's board of directors approved a plan that will allow certain employees to exchange their existing stock options for an amount of options equal to the number of options to be exchanged multiplied by a fraction, the numerator of which is $4.25 (closing price on Grant Date) and the denominator of which is the prior option price. If all the eligible employees elect this alternative, the number of options outstanding would be reduced by 491,690.

   In addition, the Company is committed to issuing options for 74,000 shares of common stock in 1998. The options will be priced $3.44 per share.

   The Company follows Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), and related interpretations in accounting for its employee stock options. Under APB 25, when the exercise price of employee stock options equals or exceeds the market price of the underlying stock on the date of grant, no compensation expense is recognized.

   The Company has adopted the disclosure only provisions of Statement of Financial Accounting Standards No. 123 ("SFAS 123"), "Accounting for Stock Based Compensation." Accordingly, no compensation expense has been recognized for either stock plan. Had the valuation methods under SFAS 123 been used for the Company's stock option grants, the fiscal 1997 pro forma net loss would have been $40,336 and the pro forma loss per share would have been $1.66. The fair value of each option was estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions: dividend yield of zero; expected volatility 36.5%; risk free interest rate of 6% and expected option life of five years. There was no pro forma compensation expense in 1996 or 1995. These pro forma amounts may not be representative of future disclosures because the estimated fair value of the options is amortized to expense over the vesting period and additional options may be granted in the future.

   A summary of stock option activity is as follows:

                                                     STOCK OPTION PLAN              DIRECTORS OPTION PLAN
---------------------------------------------------------------------------------------------------------
                                                              EXERCISE                           EXERCISE
                                                                 PRICE                              PRICE
                                       SHARES                PER SHARE         SHARES           PER SHARE
---------------------------------------------------------------------------------------------------------
Outstanding,
     December 31, 1994              2,285,962          $16.75 - $19.38         15,000              $19.00
Granted                               150,000                   $16.75          6,000              $11.50
Forfeited                            (20,709)          $16.75 - $19.38
                                    ---------------------------------------------------------------------
Outstanding,
     December 31, 1995              2,415,253          $16.75 - $19.38         21,000     $11.50 - $19.00
Forfeited                            (10,000)                   $16.75
                                    ---------------------------------------------------------------------
Outstanding,
     December 31, 1996              2,405,253          $16.75 - $19.38         21,000     $11.50 - $19.00
GRANTED                               406,000          $ 3.13 - $ 3.63
FORFEITED                           (744,343)          $16.75 - $19.38
                                    ---------------------------------------------------------------------
OUTSTANDING
     DECEMBER 31, 1997              2,066,910          $ 3.13 - $19.38         21,000     $11.50 - $19.00
---------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------

10 RESTRICTED STOCK

The Company issued 165,000 shares of restricted common stock to certain new employees in 1997 at prices ranging from $3 1/8 to $3 5/8. The restricted stock vests 66,000 shares in 1998 and 99,000 shares in 1999.

   Compensation expense of $566 is being amortized over the period from the date of grant until the respective vesting dates. Compensation expense of $175 was recorded in 1997.


11 EMPLOYEES BENEFIT PLAN

The Company established a 401(k) defined-contribution plan which covers substantially all of its full-time employees. Participants can contribute a portion of their eligible salaries (as defined) subject to maximum limits, as determined by provisions of the Internal Revenue Code. The Company will match a portion of participants' contributions in an amount determined annually by the Company. Expense recognized under the Plan was approximately $2,168, $1,546 and $1,708 in 1997, 1996 and 1995, respectively.

12 SUBSIDIARY GUARANTORS

On June 5, 1996, the Company issued the Mortgage Notes in a private placement transaction. In October 1996, the Company exchanged all of the outstanding privately placed Mortgage Notes for a like amount of identical Mortgage Notes registered with the Securities and Exchange Commission. The Mortgage Notes rank senior in right of payment to all existing and future indebtedness of the Company.

   The Mortgage Notes are unconditionally guaranteed, on a joint and several basis, by the following wholly owned subsidiaries of the Company: Alton Gaming Company; The Missouri Gaming Company; The St. Louis Gaming Company; Iowa Gaming Company; Jazz Enterprises, Inc.; Argosy of Louisiana, Inc.; Catfish Queen Partnership in Commendam; and The Indiana Gaming Company (the "Guarantors"). The Mortgage Notes are secured, subject to certain prior liens, by a first lien on
(i) substantially all of the assets of the Company including the assets used in the Company's Alton, Riverside, Baton Rouge and Sioux City operations, (ii) a pledge of all the capital stock of, and partnership interests in, the Company's subsidiaries, excluding the Company's partnership interest in its Sioux City property, (iii) a pledge of the intercompany notes payable to the Company from its subsidiaries, and (iv) an assignment of the proceeds of the management agreement relating to the Lawrenceburg casino project. The collateral for the Mortgage Notes does not include assets of the Indiana Partnership.

   The following tables present summarized balance sheet information of the Company as of December 31, 1997 and 1996, and summarized operating statement information for the years ended December 31, 1997, 1996 and 1995. The column labeled "Parent Company" represents the holding company for each of the Company's direct subsidiaries, the column labeled "Guarantors" represents each of the Company's direct subsidiaries, all of which are wholly owned by the parent company, and the column labeled "Non-Guarantors" represents the partnerships which operate the Company's casinos in Sioux City and in Lawrenceburg. The Company believes that separate financial statements and other disclosures regarding the Guarantors, except as otherwise required under Regulation S-X, are not material to investors.

   Summarized balance sheet information as of December 31, 1997 and 1996, is as follows:


                                                                                                              DECEMBER 31, 1997
-------------------------------------------------------------------------------------------------------------------------------
                                           PARENT
                                           COMPANY          GUARANTORS      NON-GUARANTORS        ELIMINATIONS     CONSOLIDATED
-------------------------------------------------------------------------------------------------------------------------------
ASSETS:
     Current assets                       $ 10,106            $ 27,874            $ 44,581           $ (12,578)        $ 69,983
     Non-current assets                    381,368             387,009             222,577            (501,081)         489,873
                                          -------------------------------------------------------------------------------------
                                          $391,474            $414,883            $267,158           $(513,659)        $559,856
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------
LIABILITIES AND EQUITY:
     Current liabilities                  $  8,811            $ 20,595            $ 57,088           $ (17,495)        $ 68,999
     Non-current liabilities               350,000             348,504             169,605            (409,915)         458,194
     Stockholders' equity                   32,663              45,784              40,465             (86,249)          32,663
                                          -------------------------------------------------------------------------------------
                                          $391,474            $414,883            $267,158           $(513,659)        $559,856
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------
                                                                                                              DECEMBER 31, 1996
-------------------------------------------------------------------------------------------------------------------------------
                                           PARENT
                                           COMPANY          GUARANTORS      NON-GUARANTORS        ELIMINATIONS     CONSOLIDATED
-------------------------------------------------------------------------------------------------------------------------------
ASSETS:
     Current assets                       $ 29,353            $ 25,301            $ 13,191           $  (9,004)        $ 58,841
     Non-current assets                    403,873             314,287             119,727            (366,200)         471,687
                                          -------------------------------------------------------------------------------------
                                          $433,226            $339,588            $132,918           $(375,204)        $530,528
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------
LIABILITIES AND EQUITY:
     Current liabilities                  $ 10,525            $ 26,939            $ 25,799           $ (13,128)        $ 50,135
     Non-current liabilities               350,000             267,428              73,687            (283,423)         407,692
     Stockholders' equity                   72,701              45,221              33,432             (78,653)          72,701
                                          -------------------------------------------------------------------------------------
                                          $433,226            $339,588            $132,918           $(375,204)        $530,528
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------

   Summarized operating statement information for the years ended December 31, 1997, 1996 and 1995 is as follows:


                                                                                                   YEAR ENDED DECEMBER 31, 1997
-------------------------------------------------------------------------------------------------------------------------------
                                           PARENT
                                           COMPANY          GUARANTORS      NON-GUARANTORS        ELIMINATIONS     CONSOLIDATED
-------------------------------------------------------------------------------------------------------------------------------
Net revenues                               $ 5,795            $189,388            $158,696            $ (9,796)        $344,083
Costs and expenses                          23,630             184,818             136,039              (6,934)         337,553
Net interest (expense) income              (32,145)              2,366              (6,616)             (4,784)         (41,179)
Net (loss) income                          (40,213)              8,696              10,599             (19,295)         (40,213)

                                                                                                   YEAR ENDED DECEMBER 31, 1996
-------------------------------------------------------------------------------------------------------------------------------
                                           PARENT
                                           COMPANY          GUARANTORS      NON-GUARANTORS        ELIMINATIONS     CONSOLIDATED
-------------------------------------------------------------------------------------------------------------------------------
Net revenues                               $ 4,875            $211,319            $ 24,299             $ 4,324         $244,817
Costs and expenses                          16,043             209,955              35,552              (5,982)         255,568
Net interest expense                       (22,177)             (7,176)               (738)               (516)         (30,607)
Net (loss) income                          (24,839)             (2,297)            (15,718)             18,015          (24,839)

                                                                                                   YEAR ENDED DECEMBER 31, 1995
-------------------------------------------------------------------------------------------------------------------------------
                                           PARENT
                                           COMPANY          GUARANTORS      NON-GUARANTORS        ELIMINATIONS     CONSOLIDATED
-------------------------------------------------------------------------------------------------------------------------------
Net revenues                               $ 4,071            $233,205            $ 21,994            $ (6,579)        $252,691
Costs and expenses                          14,161             195,517              21,930              (6,579)         225,029
Net interest expense                        (8,964)             (5,185)               (123)                            (14,272)
Net (loss) income                            6,953              18,101                 (59)            (18,042)           6,953


13 PURCHASE OF JAZZ ENTERPRISES, INC.

Effective May 30, 1995, the Company acquired 100% of the stock of Jazz Enterprises, Inc. ("Jazz"), formerly a 10% partner in the Company's Baton Rouge, Louisiana, riverboat casino. The acquisition was accounted for as a purchase.

   Terms of the transaction allowed the Company to acquire Jazz's 10% limited partnership interest in the Company's Baton Rouge casino and all of Jazz's interest in the Catfish Town real estate development.

   Under terms of the purchase agreement, the Company made initial cash payments to Jazz totaling $8,500 and is required to make additional payments of $1,350 annually for ten years, and payments of $500 annually for the following ten years. The net present value of these additional payments was approximately $9,400 assuming a discount rate of 10.5%, and the remaining portion is included in long-term debt in the accompanying balance sheets. In addition, the Company forgave loans to Jazz and its principals of approximately $20,700, assumed certain construction obligations, ordinary course accounts payable and other liabilities totaling approximately $7,300, and paid expenses of approximately $900. Under terms of the Purchase Agreement, substantially all other obligations of Jazz existing at the time of the purchase remain the responsibility of the former owners of Jazz.

14 FAIR VALUE OF FINANCIAL INSTRUMENTS

The estimated fair values of the Company's financial instruments at December 31, 1997 are as follows:

                                                              CARRYING                FAIR
                                                                AMOUNT               VALUE
------------------------------------------------------------------------------------------
Cash and cash equivalents                                     $ 59,354            $ 59,354
Restricted cash and cash equivalents                            25,545              25,545
First mortgage notes                                           235,000             239,700
Convertible subordinated notes                                 115,000              97,750
Other long-term debt                                            99,790              99,790
------------------------------------------------------------------------------------------

   The fair value of the first mortgage notes and the convertible subordinated notes are based on quoted market prices. The Company estimates that the fair value of the remainder of the Company's long-term debt approximates market value.


15 QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

                                                                 FIRST              SECOND               THIRD           FOURTH
-------------------------------------------------------------------------------------------------------------------------------
1997:
Net revenues                                                   $82,495             $87,509             $82,351          $91,728
Income (loss) from operations (a)                                1,961               7,106                 933           (3,470)
Other expense, net                                              10,460               9,920               9,778           11,021
Net loss                                                        (9,017)             (4,265)             (9,623)         (17,308)
Net loss per share                                               (0.37)              (0.17)              (0.39)           (0.71)
                                                                 FIRST              SECOND               THIRD           FOURTH
-------------------------------------------------------------------------------------------------------------------------------
1996:
Net revenues                                                   $62,689             $63,265             $60,022          $58,841
Income (loss) from operations (b)                                1,912                 103              (3,748)          (9,018)
Other expense, net                                               4,121               6,785              10,251            9,450
Loss before extraordinary item                                                      (3,931)
Loss per share before extraordinary item                                             (0.16)
Net loss (c)                                                    (1,047)             (4,821)             (7,708)         (11,263)
Net loss per share                                               (0.04)              (0.20)              (0.32)           (0.46)
--------------------------------------------------------------------------------------------------------------------------------

(a) Income from operations includes a charge of $1,750 related to severance expense for the first quarter of 1997 and a charge of $9,600 for a writedown of assets held for sale in the fourth quarter of 1997.

(b) Income from operations includes a charge of $1,500 in connection with termination of a private placement for the first quarter of 1996 and a charge of $3,508 related to lease termination costs associated with assets formerly used at the Riverside temporary facility for the second quarter of 1996.

(c) Net loss for the second quarter of 1996 includes an after tax charge of $890 related to an extraordinary item for the early extinguishment of a line of credit.

16 COMMITMENTS AND CONTINGENT LIABILITIES

LAWRENCEBURG, INDIANA DEVELOPMENT - On June 30, 1995, the Indiana Partnership was awarded a preliminary suitability certificate from the Indiana Gaming Commission to develop a riverboat casino project on the Ohio River in Lawrenceburg, Indiana. The Company is a 57.5% general partner in the Indiana Partnership. On December 10, 1996, the Indiana Partnership was awarded a gaming license and commenced operations at a temporary facility. The Indiana Partnership opened its permanent pavilion on December 10, 1997.

   Under terms of the Lawrenceburg partnership agreement, after the third anniversary date of commencement of operations at the Lawrenceburg casino, each limited partner has the right to sell its interest to the other partners (pro rata in accordance with their respective percentage interests). In the event of this occurrence, if the partners cannot agree on a selling price, the Indiana Partnership will be sold in its entirety.

   OTHER - A predecessor entity to the Company ("Predecessor"), as a result of a certain shareholder loan transaction, could be subject to federal and certain state income taxes (plus interest and penalties, if any) if it is determined that it failed to satisfy all of the requirements of the S-Corporation provisions of the Internal Revenue Code relating to the prohibition concerning a second class of stock.

   An audit is currently being conducted by the Internal Revenue Service ("IRS") of the Company's federal income tax returns for the 1992 and 1993 tax years, and the IRS has identified the S-Corporation status as one of the issues, although the IRS has yet to make a formal claim of deficiency. If the IRS successfully challenges the Predecessor's S-Corporation status, the Company would be required to pay federal and certain state income taxes on the Predecessor's taxable income from the commencement of its operations until February 25, 1993 (plus interest and penalties, if any, thereon until the date of payment). If the Predecessor was required to pay federal and state income taxes on its taxable earnings through February 25, 1993, such payments could amount to approximately $13,900, including interest through December 31, 1997, but excluding penalties, if any. While the Company believes the Predecessor has legal authority for its position that it is not subject to federal and certain state income taxes because it met the S-Corporation requirements, no assurances can be given that the Predecessor's position will be upheld. This contingent liability could have a material adverse effect on the Company's results of operations, financial condition and cash flows. No provision has been made for this contingency in the accompanying consolidated financial statements.

   The Company is subject, from time to time, to various legal and regulatory proceedings, in the ordinary course of business. The Company believes that current proceedings will not have a material effect on the financial condition of the Company.

REPORT OF INDEPENDENT  AUDITORS


The Board of Directors
Argosy Gaming Company

We have audited the accompanying consolidated balance sheets of Argosy Gaming Company as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Argosy Gaming Company at December 31, 1997 and 1996, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.


                                                      /s/ Ernst & Young LLP


Chicago, Illinois
February 13, 1998